Exhibit 99.1

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811
e-mail: Amysmith@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter 2017 Financial Results;

Provides 2018 Financial Guidance

•	Full year 2017 earnings per diluted common share (EPS) of $11.71 on an Adjusted basis, $16.81 on a GAAP basis

•	Full year 2017 operating cash flow of $4.1 billion

•	Individual Medicare Advantage finished 2017 above target margins, with strong membership growth in the Annual Election Period providing momentum into 2018

•	2018 EPS guidance of $13.50 to $14.00 on an Adjusted basis, $13.16 to $13.66 on a GAAP basis, including a net benefit from tax reform of approximately $2.00 EPS

•	Company’s Board of Directors increases cash dividend to $0.50 per share, an increase of 25 percent from prior dividend of $0.40 per share

LOUISVILLE, KY (February 7, 2018) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2017 (4Q17) versus the quarter ended December 31, 2016 (4Q16) and for the year ended December 31, 2017 (FY17) versus for the year ended December 31, 2016 (FY16) as follows:

Consolidated pretax income (loss) In millions	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
Generally Accepted Accounting Principles (GAAP)	$490	($486)	$4,020	$1,552
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	11	23	(936)	104
Amortization associated with identifiable intangibles	21	18	75	77
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	54	—
Operating loss (income) associated with the Individual Commercial segment	14	634	(193)	869
Charges associated with voluntary and involuntary workforce reduction programs	23	—	148	—
Costs associated with early retirement of debt in 4Q17	17	—	17	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	—	505	—	505
Adjusted (non-GAAP) – 4Q16 and FY16 as recast	$576	$694	$3,185	$3,107

Diluted earnings per common share (EPS)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$1.29	($2.68)	$16.81	$4.07
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	0.05	0.15	(4.31)	0.64
Amortization associated with identifiable intangibles	0.09	0.08	0.32	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	(0.55)	—	(2.15)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	0.24	—
Operating loss (income) associated with the Individual Commercial segment	0.06	2.68	(0.84)	3.78
Charges associated with voluntary and involuntary workforce reduction programs	0.10	—	0.64	—
Costs associated with early retirement of debt in 4Q17	0.08	—	0.08	—
Impact of tax reform law enacted on December 22, 2017 (Tax Reform Law), primarily re-measurement of deferred tax assets at lower corporate tax rates	0.94	—	0.92	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	—	2.11	—	2.11
Adjusted (non-GAAP) – 4Q16 and FY16 as recast	$2.06	$2.34	$11.71	$10.92

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“We continue to make strong progress in advancing our integrated care strategy, especially in deepening our clinical capabilities through long-term platform investments in the home and primary care. And our focus on and commitment to improving the member experience continue to pay off as we this year saw significant improvement in our Stars results as well as our Net Promoter Scores which increased by 500 basis points,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “It’s through the combination of all our efforts – from optimizing our infrastructure and operations to making critical investments in consumer and clinical capabilities – that we’ve been able to achieve strong short-term results while creating longer-term sustainability.”

The GAAP consolidated pretax income for 4Q17 of $490 million increased $976 million compared to GAAP consolidated pretax loss of $486 million in 4Q16. The year-over-year comparison was favorably impacted by the reserve strengthening recorded in 4Q16 for the company’s non-strategic closed block of long-term care insurance business and the improvement in earnings associated with the Individual Commercial segment in 4Q17, as well as an increase in earnings year-over-year for our Group and Specialty segment. These items were partially offset by the decline in earnings for the company’s Healthcare Services and Retail segments.

The Adjusted consolidated pretax income for 4Q17 of $576 million declined $118 million, or 17 percent, versus $694 million in 4Q16 primarily due to lower earnings in the company’s Retail and Healthcare Services segments, partially offset by higher earnings in the Group and Specialty segment.

GAAP consolidated pretax income for FY17 of $4.02 billion increased $2.47 billion, or 159 percent, from $1.55 billion in FY16. The year-over-year comparison was favorably impacted by the following:

•	the net gain associated with the terminated merger agreement, mainly the break-up fee recognized in the first quarter of 2017

•	year-over-year improvement in earnings for the company’s Individual Commercial, Retail, and Group and Specialty segments, and

•	reserve strengthening recorded in 4Q16 for the company’s non-strategic closed block of long-term care insurance business.

These items were partially offset by lower pretax earnings in the Healthcare Services segment in FY17 and the recording of charges associated with voluntary and involuntary workforce reduction programs in the second half of 2017.

The Adjusted consolidated pretax income for FY17 of $3.19 billion increased $78 million, or 3 percent, versus $3.11 billion in FY16 primarily reflecting the year-over-year improvement in earnings for the company’s Retail and Group and Specialty segments, partially offset by lower pretax earnings in the Healthcare Services.

Further discussions of each segment’s financial results are included in the segment highlights.

In addition to the factors impacting the year-over-year changes in quarterly and year-to-date GAAP pretax income, GAAP EPS for 4Q17 and FY17 were further affected by the following:

•	a lower number of shares used to compute EPS, primarily reflecting share repurchases in 2017, and

•	the impact of tax reform law enacted on December 22, 2017 (the “Tax Reform Law”) which resulted in a reduction of the company’s after-tax earnings primarily due to the required re-measurement of deferred tax assets at lower enacted corporate tax rates.

GAAP FY17 EPS was further impacted by the beneficial effect of a lower effective tax rate year over year in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance industry fee in 2017.

Adjusted EPS for 4Q17 and FY17 were affected by the same factors impacting Adjusted pretax income, as well as a lower number of shares used to compute EPS as discussed above.

“Our results for 2017, led by our individual Medicare Advantage business, significantly exceeded our initial expectations, allowing us to make important investments in our business that resulted in strong Medicare Advantage membership growth in the Annual Election Period,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “This membership growth, coupled with productivity initiatives undertaken in 2017 and the reduction of our corporate income tax rate under the Tax Reform Law, provide a solid foundation for significant earnings growth in 2018 and beyond.”

2018 Guidance

The company provided its GAAP and Adjusted EPS guidance for the year ended December 31, 2018 (FY18) as detailed below. GAAP and Adjusted results for FY17 are also shown below for comparison.

Diluted earnings per common share	FY18 Guidance (e)	FY17 (c)
GAAP	~$13.16 to $13.66	$16.81
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	—	(4.31)
Amortization of identifiable intangibles	0.42	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(2.15)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	0.24
Operating income associated with the Individual Commercial segment	(0.08)	(0.84)
Charges associated with voluntary and involuntary workforce reduction programs	—	0.64
Costs associated with early retirement of debt in 4Q17	—	0.08
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates	—	0.92
Adjusted (non-GAAP) – FY18 projected	~$13.50 – $14.00	$11.71

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG America Corporation (KMG), whose subsidiary, Kanawha Insurance Company (KIC), includes Humana’s closed block of non-strategic long-term care insurance policies, to Continental General Insurance Company (CGIC), a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

As a result of the Tax Reform Law, the company anticipates its lower FY18 corporate income tax rate will benefit the company by approximately $4.00 EPS, of which the company intends to invest approximately $2.00 EPS in 2018 as described more fully below. Accordingly, FY18 EPS guidance in the table above includes a net benefit from the Tax Reform Law of approximately $2.00 EPS.

The company intends to utilize tax benefits of $2.00 EPS to invest in employees and the communities of its members to aid in addressing the social determinants of health for seniors, as well as to accelerate investments in technology and our integrated care delivery model, and to benefit shareholders. Certain of these investments are more fully described in the accompanying slide presentation available via Humana’s Investor Relations page at humana.com.

“Our steadfast commitment to simplifying the healthcare experience, making coverage more affordable and improving health outcomes for seniors, for TRICARE beneficiaries, and for employer group members remain the company’s top priorities, and is guiding the company’s decisions as to how to allocate tax reform proceeds,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer.

2019 Rate Notice

On Thursday, February 1, 2018, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2019 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on April 2, 2018 (the Final Notice).

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 1.84 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

CMS’ estimate includes 30 basis points of negative impact associated with the proposed Employer Group Waiver Plan Payment Policy for 2019. Excluding that item, CMS’ estimate would be a 2.14 percent increase.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change to its benchmark funding relatively in line with CMS’ estimate, excluding the impact attributable to the Employer Group Waiver Plan Payment Policy.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Detailed Press Release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the company’s 4Q17 earnings conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on April 7, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #5288588.

Footnotes

(a)	4Q17 Adjusted results exclude the following:

•	Transaction and integration costs of $11 million pretax, or $0.05 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

•	Operating losses of $14 million pretax, or $0.06 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $23 million pretax, or $0.10 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•	Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•	The impact of approximately $0.94 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(b)	4Q16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $23 million pretax, or $0.15 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $634 million pretax, or $2.68 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (g). GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(c)	FY17 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $193 million pretax, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•	Expense of approximately $17 million pretax, or $.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•	The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	FY16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $104 million pretax, or $0.64 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $77 million, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $869 million pretax, or $3.78 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (g). GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(e)	FY18 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $77 million pretax, or $0.42 per diluted common share.

•	Operating earnings of approximately $14 million pretax, or $0.08 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

(f)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.
(g)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Human Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. Prior to this decision, the company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C. On November 2, 2017, the company filed suit against the United States of America in the Court of Federal Claims on behalf of its health plans seeking recovery of approximately $611 million in payments owed to the company under the risk corridor program.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	Certain proposed transactions, including the divestiture of Humana’s subsidiary, KMG America Corporation, and the acquisition of a minority interest in Kindred Healthcare, Inc.’s Kindred at Home division by Humana, are subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when these transactions may be completed.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 10-Q for the quarter ended March 31, 2017, June 30, 2017, September 30, 2017; and

•	Form 8-Ks filed during 2017 and 2018.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information